Exhibit 5.1
July 28, 2009
Broadpoint Securities Group, Inc.
12 East 49th Street, 31st Floor
New York, New York 10017
Ladies and Gentlemen:
We have acted as counsel to Broadpoint Gleacher Securities Group, Inc., a New York corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to 4,025,000 shares (the “Additional Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which include up to 525,000 shares of Common Stock subject to sale upon exercise of the underwriters’ over-allotment option. The Registration Statement registers the offer and sale of additional shares to be sold in the public offering of Common Stock contemplated by the Company’s previously filed Registration Statement on Form S-3, File No. 333-159254 (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on July 28, 2009.
The Company intends to issue and sell the Additional Shares pursuant to a Purchase Agreement (the “Purchase Agreement”) among the Company, the Selling Shareholders named therein and Merrill Lynch & Co., Inc., Broadpoint Capital, Inc., and Sandler O’Neill & Partners, LP, as representatives of the underwriters. The Registration Statement incorporates by reference the Prior Registration Statement, including the prospectus which forms a part of the Prior Registration Statement.
In connection with this opinion, we have examined the Registration Statement and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each in their current form, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based upon the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that the Additional Shares to be issued and sold by the Company pursuant to the Purchase Agreement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York, and in expressing the foregoing opinion, we are not passing upon the laws of any other jurisdiction.

July 28, 2009

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus incorporated by reference in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ DEWEY & LEBOEUF LLP